UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 22, 2004

RAE Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31783	77-0588488
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1339 Moffett Park Drive

Sunnyvale, California 94089

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 752-0723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2004, RAE Systems Inc. (the “Company”) entered into an Employment Offer Letter (the “Agreement”) with Mr. Donald W. Morgan whereby Mr. Morgan shall serve as the Company’s Vice President and Chief Financial Officer commencing January 1, 2005. Under the Agreement, Mr. Morgan will receive: (i) an annual salary of $200,000, (ii) a grant of an option to purchase 100,000 shares of the Company’s common stock vesting over four years of continuous employment with a one year cliff and subject to the terms of the Company’s 2002 Stock Option Plan, (iii) a performance-based bonus to be determined by the Company’s Board of Directors and (iv) other compensation as set forth in the Agreement attached as Exhibit 99.1 to this Current Report.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On December 22, 2004, Mr. Donald W. Morgan replaced Mr. Joseph Ng as Chief Financial Officer of the Company, as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report. After a transition period, Mr. Ng will be leaving the Company to pursue other opportunities.

(c) On December 22, 2004, the Company’s Board of Directors appointed Mr. Morgan to serve as the Company’s Vice President and Chief Financial Officer, as announced in the Company’s press release attached as Exhibit 99.1 to this Current Report, replacing Mr. Ng as Chief Financial Officer.

From 1999 until its eventual sale in 2004, Mr. Morgan was Vice President and Chief Financial Officer of Larscom, Inc., a manufacturer and marketer of high-speed network-access products for telecommunication service providers and corporate enterprise users. From 1998 to 1999 Mr. Morgan was an independent financial and tax consultant to a NASDAQ-listed software company. Mr. Morgan received a B.S. in Finance from University of Illinois, Champaign, and a M.S. in Business Administration from Northeastern University. Mr. Morgan is 59 years old.

See disclosure under Item 1.01 above for the material terms of Mr. Morgan’s employment agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Employment Offer Letter dated December 22, 2004 from RAE Systems Inc. to Mr. Donald W. Morgan

99.2	Press Release dated December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2004

RAE SYSTEMS INC.

By:	/s/ Robert I. Chen
Name:	Robert I. Chen
Title:	President, Chairman and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Offer Letter dated December 22, 2004 from RAE Systems Inc. to Mr. Donald W. Morgan

99.2	Press Release dated December 22, 2004